QuickLinks -- Click here to rapidly navigate through this document

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 25, 2006

MAGNA ENTERTAINMENT CORP. (Exact Name of Registrant as Specified in its Charter)
Delaware (State or Other Jurisdiction of Incorporation)

000-30578 (Commission File Number)	98-0208374 (I.R.S. Employer Identification No.)
337 Magna Drive, Aurora, Ontario, Canada L4G 7K1 (Address of Principal Executive Offices) (Zip Code)
(905) 726-2462 (Registrant's Telephone Number, Including Area Code)
Not Applicable (Former Name or Former Address, if changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

/
/    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/
/    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/
/    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/
/    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definite Agreement

On August 25, 2006 the Registrant issued a press release announcing that it sold the Magna Golf Club located in Aurora, Ontario to Magna International Inc. for proceeds of approximately Cdn$50 million plus the value of net working capital, subject to various closing adjustments. Of the sale proceeds, Cdn$32.6 million was used to pay all amounts owing under certain loan agreements between MEC and Bank Austria Creditanstalt AG related to the Magna Golf Club. In addition, a subsidiary of MI Developments Inc. will receive a fee of 1% of the net sale proceeds as consideration for waiving repayment rights under the MEC bridge loan agreement made as of July 22, 2005, as amended. The sale was supervised by the Special Committee of MEC's board of directors, consisting of Jerry D. Campbell (Chairman), Louis E. Lataif and William J. Menear. The transaction was approved by MEC's board after a favorable recommendation of the Special Committee.

The sale was completed under the terms of an Asset Purchase Agreement dated August 25, 2006 between Magna International Inc., a corporation incorporated under the laws of Ontario and MEC Holdings (Canada) Inc., a corporation incorporated under the laws of Ontario and a wholly-owned subsidiary of the Registrant.

Item 2.01 Completion of Acquisition or Disposition of Assets

The information set forth in Item 1.01 is hereby incorporated by reference into this Item 2.01.

The full text of the press release issued by the Registrant is attached as Exhibits 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(c)
Exhibits

Exhibit 99.1    Copy of Registrant's press release dated August 25, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MAGNA ENTERTAINMENT CORP. (Registrant)
August 28, 2006	by:	/s/ WILLIAM G. FORD William G. Ford Corporate Secretary

QuickLinks

SIGNATURES